CORPORATE PARTICIPANTS

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Kevin B. Reid Sturm, Ruger & Company, Inc. - VP, General Counsel & Corporate Secretary

Thomas A. Dineen Sturm, Ruger & Company, Inc. - Senior VP, Treasurer & CFO

CONFERENCE CALL PARTICIPANTS

Mark Eric Smith Lake Street Capital Markets, LLC, Research Division - Senior Research Analyst

Ryan F. Hamilton Morgan Dempsey Capital Management, LLC - Portfolio Manager

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Strum, Ruger Second Quarter 2020 Earnings Conference Call. (Operator Instructions) Please be advised that this conference is being recorded. (Operator Instructions) I will now hand the conference over to your Chief Executive Officer, Chris Killoy.

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Good morning, and welcome to the Sturm, Ruger & Company Second Quarter 2020 Conference Call. Before we get started, I would like to ask Kevin Reid, our General Counsel, to read the caution on forward-looking statements. Kevin?

Kevin B. Reid Sturm, Ruger & Company, Inc. - VP, General Counsel & Corporate Secretary

Sure, Chris. We want to remind everyone that statements made in the course of this meeting that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company's SEC filings, including, but not limited to, the company's reports on Form 10-K for the year ended December 31, 2019, and of course, on the Form 10-Q for the second quarter of 2020, which we filed last night. Copies of these documents may be obtained by contacting the company or the SEC or on the company website at ruger.com/corporate or, of course, the SEC website at sec.gov. We do reference non-GAAP EBITDA. Please note that the reconciliation of GAAP net income to non-GAAP EBITDA can be found in our Form 10-K for the year ended December 31, 2019, and our Form 10-Q for the second quarter of 2020, both of which are posted on our website. Furthermore, the company disclaims all responsibility to update forward-looking statements. Chris?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Thank you, Kevin. Before we discuss our second quarter results, I want to provide an update on the impact of the coronavirus pandemic or COVID-19 has had on Ruger. The COVID-19 pandemic continues to cast uncertainty throughout the global economy. Nevertheless, any adverse financial impact on our business resulting from COVID-19 was negligible in the second quarter of 2020. Since it's onset in March, we have remained proactive in maintaining the health and safety of our employees and mitigating its impact on our business by: one, providing all hourly employees with additional 2 weeks of paid time off. Encouraging employees to continue to work remotely wherever possible and maintaining social distancing throughout each manufacturing facility, including in every manufacturing cell. Suspending hiring from March until June when we were confident that we could resume onboarding and training in a safe and responsible manner for all involved. Confidentially communicating with and assisting employees with potential health issues through our dedicated facility nurses, restricting visitor access to minimize the introduction of new people to the factory environment. Implementing additional cleaning, sanitizing and other health and safety procedures to maintain a clean and safe workplace. And manufacturing and donating Personal Protective Equipment, PPE, to hospitals, health care facilities and police and fire departments in our local communities.

The cost of these actions are expected to total approximately $3 million in 2020, of which approximately $1.6 million was recognized during the first half of 2020. At the same time, we also experienced some expense reductions and deferrals in certain areas of our business, including reduced conference and trade show participation costs, reduced travel expenditures, reductions and delays in sponsorships and advertising. These expense reductions and deferrals, which approximate $1 million occurred almost entirely in the second quarter.

The future impact of COVID-19 remains uncertain. We have been fortunate to have only limited restrictions on our operations thus far. Our financial strength, evidenced by our debt-free balance sheet provides financial security and flexibility, as we continue to manage through this crisis and focus on the long-term success and creation of shareholder value. The dedication and perseverance of our loyal 1,600 employees has been and will continue to be instrumental to our success in the face of this crisis. I could not be prouder of how everyone at Ruger has responded to this crisis.

Now I'll ask Tom Dineen, our Chief Financial Officer, to give an overview of the second quarter financial results, and then I will discuss the current market and update you on our operations, and then we'll get to your questions. Tom?

Thomas A. Dineen Sturm, Ruger & Company, Inc. - Senior VP, Treasurer & CFO

Thanks, Chris. For the second quarter of 2020, net sales were $130.3 million and diluted earnings were $1.05 per share. For the comparable prior year period, net sales were $96.3 million and diluted earnings were $0.35 per share. For the first 6 months of 2020, net sales were $253.9 million and diluted earnings were $1.91 per share. For the corresponding period in 2019, net sales were $210.4 million and diluted earnings were $1.09 per share. The 35% increase in second quarter sales and reduced reliance on sales promotions were the main drivers of our significantly improved earnings, which tripled last year's results.

The balance sheet. At June 27, 2020, our cash and short-term investments totaled $226.6 million. Our current ratio was 3.9:1, and we have no debt. At June 27, 2020, stockholders' equity totaled $311.5 million, which equates to a book value of $17.80 per share. Cash provided by operations during the first half of 2020 was $78.1 million.

Cash returned to shareholders. In the first 6 months of 2020, we the company returned $9.3 million to its shareholders through the payment of dividends. This quarter, our Board of Directors declared 2 dividends for our shareholders. The first is our normal quarterly dividend, which is approximately 40% of net income. This dividend is $0.42 per share. The second dividend declared as a special dividend of $5 per share. Both dividends will be paid to shareholders of record as of August 14, 2020, and are payable on August 28, 2020. Chris will provide further commentary on the special dividend shortly.

That's the financial update for the second quarter. Chris?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Thanks, Tom. Demand. Consumer demand, which began to surge in the latter stages of the first quarter, continued to intensify in the second quarter. The estimated unit sell-through of Ruger products from the independent distributors to retailers increased 47% in the first half of 2020 compared to the prior year period. For the same period, the National Instant Criminal Background Check System, background checks, as adjusted by the National Shooting Sports Foundation, commonly referred to as adjusted NICS increased 65%. For the second quarter of 2020, adjusted mix increased 93% from the prior year. This staggering increase in demand appears to be attributable to a few factors. Number one, concerns about personal protection and home defense stemming from continuing COVID-19 pandemic. Protests, demonstrations and civil unrest in many cities throughout the United States. And lastly, the call by some for the reduction in funding and authority of various law enforcement organizations.

New products. Sales of new products represented $48 million or 21% of our firearm sales in the first half of 2020. New product sales include only major new products that were introduced in the past 2 years, which include the Ruger-57 pistol, the LCP II and .22 Long Rifle, the Wrangler revolver, the PC charger and the AR-556 pistol. As a reminder, derivatives and product line extensions of mature product families are not included in our new product sales calculation, but they provide great value at all points in our distribution channel, including our immediate customers, the independent wholesale distributors, the retailers and the ultimate consumer. Notably, in the second quarter, we launched 16 new distributor exclusives and product line extensions.

Production and inventory. The incredible surge in demand outstripped our production capability during the second quarter. As a result, the combined inventories in our warehouses and at our distributors decreased 127,000 units. Although we do not have comprehensive inventory data at the retail level, the retail information we gather suggests that retailer inventory of Ruger as well as most of the firearms brands was largely depleted in the second quarter and remains at very low levels. I mentioned earlier that we have suspended hiring from March until June. I'm happy to report that our hiring efforts are going very well, and our current headcount has increased by over 50 employees since the end of the first quarter.

Capital expenditures. Capital expenditures in the first half of the year were $5.9 million. Our engineering teams are actively engaged in developing new products, and I look forward to providing updates throughout 2020. We will also invest in targeted capacity expansions for some of our product families in the greatest demand. Accordingly, we expect our total capital expenditures to approximate $20 million in 2020.

Cash, short-term investments and the special dividend. Our cash and short-term investments balance was $227 million at the end of June. We decided to return $5 per share or $90 million to our shareholders through a special dividend. We made this decision for a number of reasons. Number one, the most obvious reason, but one that shouldn't be overlooked is our cash and short-term investment balance is more than we need to support our operations.

Two, the second reason is our cash generation, which has been consistently strong. Despite paying out 40% of our net income through quarterly dividends and annually reinvesting an average of $30 million back into the company through capital expenditures in the past

10 years, our cash holdings continue to grow.

Three, our balance of cash and T-bills after this dividend is paid, will still leave us in a strong financial position to continue to invest in capital expenditures in support of our commitment to new product development and innovation, maintain our quarterly dividend and pursue opportunities that would further generate shareholder value.

Four, lastly, our long-standing capital allocation philosophy is to return capital to our shareholders when we accumulate more cash than we believe we can responsibly employ to generate shareholder value.

Operator, may we have the first question?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question is from Ryan Hamilton with Morgan Dempsey.

Ryan F. Hamilton Morgan Dempsey Capital Management, LLC - Portfolio Manager

I'd like to lead off with Mark's question from last call. He kind of asked on how does this compare -- this current surge kind of compare to late 2012 and 2013? I know you detailed that a little bit last quarter. I'm just kind of curious if your thoughts are the same this quarter?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, I do think this surge is different than what we saw in '13, haven't been doing in this industry for 30 years. I saw the surge in 1994 before the -- saw weapons ban took place. This is probably the strongest level of demand that I've seen. One of the most significant differences is the -- how it has impacted all levels of the channel and the impact on inventory all levels. Just a trip to your local gun store will confirm some of the information that we talked about as far as the inventory that is available for purchase. And again, it was significant, strong and appears to be continuing to sustain itself as we move -- start out the third quarter.

Ryan F. Hamilton Morgan Dempsey Capital Management, LLC - Portfolio Manager

Great. That kind of leads into a further question. I am an avid. I go to stores quite a bit and check out inventories and whatnot. One thing that I have been noticing along with decreased inventories and firearms and also noticing ammo kind of have been picked -- kind of clean off the shelves. At some level, does that start to impact your business at all if someone buys a brand-new gun or a new gun and they can't get ammo for it?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

We've seen that in the past. You may recall several years back, where we felt the sale of some of our .22 Rim firearms were being impacted by the low availability of the .22 ammo. We haven't seen that impact on firearms yet. I believe, certainly at the independent retail level, a lot of firearms dealers. We will ensure that for the purchase of a new fire arm, they have at least a minimal supply of ammunition in the right caliber for that firearm so they can support their -- certainly their first-time buyers and their new customers coming into their stores. So we're not seeing that as a negative impact on the firearm side, at least at this point that we've heard.

Ryan F. Hamilton Morgan Dempsey Capital Management, LLC - Portfolio Manager

Okay. Could you kind of walk us through the quarter, the cadence? How did April look compared to last year and in May and June?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, we typically don't break down into the individual quarters. The biggest thing -- or excuse me, individual months within the quarter. But I would tell you, in April, we were still feeling our way through the response to the coronavirus and its impact on our factories. So we spent a significant time in every factory, working to keep our folks safe, putting into place practices to ensure that we're checking temperatures of people coming to work, we're screening them. We're having people -- if they had to travel out of town, coordinate with our nursing staff to make sure they're returning or in some cases, needing to self-quarantine and self-isolate. So that was a big adjustment in April. And then as we work through that, we have a great team in place between our HR people, our EHS staff and our operations leaders and, of course, our nursing staff. They did a great job kind of getting us through that transition. We never lost a day of production. We had some impacts to individual lines for a shift or 2. But in all cases, we're able to keep all of our factories open and operating. And so that was the biggest thing is that change as that cadence change, the demand was solid throughout. But what we really saw was we -- unfortunately, we got used to dealing with COVID-19. And our practices and procedures really solidified, and we were able to become much more of a routine, even though we had implemented those procedures in place to keep our folks safe in the factories.

Ryan F. Hamilton Morgan Dempsey Capital Management, LLC - Portfolio Manager

That's great. You guys are fantastic operators. Could you talk a little bit about how -- what the ships are looking like at the different plants?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, all the factories are trying to maximize their particular product lines. It's not always a question of just running 3 shifts. Certainly, some areas run multiple shift into the weekend. What we call 4, 5 and 6 shifts where we're running three 12-hour days, straddle a weekend on certain lines. A lot depends on the machinery in place. And then as we noted, in some lines, we have the ability to move some equipment to rapidly support some expansion. And our folks are -- become very skilled at that, and they're working very hard to keep up with demand as best we can.

Ryan F. Hamilton Morgan Dempsey Capital Management, LLC - Portfolio Manager

Sounds good. And the last one for me. Any commodity inflation of note?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Not that we've seen. One of the benefits of our strong balance sheet is our ability to maintain a good supply of the raw materials we need to run our businesses. So we really haven't seen anything. We watch it very closely. We certainly look at economic indicators like installation, like commodity pricing, but to date, it hasn't impacted our operations.

Operator

(Operator Instructions) Our next question is from Mark Smith with Lake Street Capital.

Mark Eric Smith Lake Street Capital Markets, LLC, Research Division - Senior Research Analyst

First question for me. I wanted to talk a little bit about production levels. Can you guys get back to this 500,000-or-so units on a quarterly basis? And maybe talk about production, why it ran at lower levels in these kind of peak historical levels given the strong demand in Q2?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, when you talk peak historical levels when you're talking about Ruger going back some number of years, a lot of that was concentrated in a few product lines. Back at that time, probably the LCP and 10/22 come most to mind. Our operations team is very skilled at reconfiguring product lines, moving equipment around to support the diverse products we make. And so there's a combination of trying to move equipment to support where the demand is. And in this case, we're seeing demand across the board. I mean, strong demand and everything from 10/22s and hunting rifles all the way through our AR-556 and pistol categories. So you're trying to support those lines. And then the biggest factor is we're very cautious in terms of staffing. During this pandemic, one of the things that we obviously focused on is the health and safety of our employees. And for that reason, as we noted, we didn't hire from March to June. We turned that back on, doing very well with our hiring efforts. But that was a known constraint that we made as a management team to keep our focus on keeping our folks safe. We did a fantastic job with that. We're still doing a fantastic job with it. But bringing new people into the factory and then training them. And as you would expect, train people in a factoring environment within a manufacturing cell where we're engaged in one piece flow of products, there's a lot of, I'll say, hands on and over-the-shoulder communication to get a new associate up to speed. So we're using some fairly novel training techniques, doing some things in the classroom, of course, but then also using headsets and microphones to train new associates on each new staff position. And candidly, our approach there likely limited our ability to increase production rapidly in Q2, but was a conscious decision and one that, frankly, I'm very satisfied with and proud that we put the safety of our employees first and foremost.

Mark Eric Smith Lake Street Capital Markets, LLC, Research Division - Senior Research Analyst

Okay. That makes sense. You talked about, Chris, I think in your in your commentary a little bit about hiring 50 new employees. I think that was since the end of the quarter. If you looked at today, production versus maybe mid- Q2, any idea on kind of a percentage increase of where you're at in kind of your capacity opportunity here?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, we really don't disclose those type of figures, but those folks have started to make a meaningful contribution. And our ops leaders have a very defined and good-looking plan in front of them to work on achieving a production needed to support demand, and we're going to continue to do that. And I think we're in a very good place.

Mark Eric Smith Lake Street Capital Markets, LLC, Research Division - Senior Research Analyst

Okay. And then just turning to market share and competition. You've talked a little bit about moving machinery and stuff. How much are you guys able today to focus on high demand products and calibers? And then also, you brought up hunting firearms. What's kind of your outlook as you look at more historical kind of hunting rifles versus pure self-defense firearms, especially as we move into the fall hunting season?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

I guess maybe last question first. But on the hunting category, we've been pleasantly surprised with the demand being pretty much across the board. But when we talk about hunting, I mean, one of the more macro trends when you look at what's going on in society, the ability of people to do things close to home, get back to their roots, take up some of their passions and hobbies that maybe they had put on hold when they're able to travel more frequently. We're seeing strong interest in hunting. The whole field to fork movement, if you will, is strong, and we think that's part of the -- what we're seeing as far as the attention to our -- in our case, our Bolt-Action Rifle line, which cuts across both the Hawkeyes, but predominantly our American centerfire rifles. And again, very strong, we'll say, the micro trends that we see as well as the macro within society. But again, it's been strong demand across the board. We do -- as we talk about moving people and moving equipment. Some lines are easier to move than others. And -- but people have been very flexible are -- again, our ops leaders have been very good about -- we've actually idled a few lines. While we move those people to help us with product more in demand, and that's been very successful at the local level, and I think we'll continue to pay dividends. Our leaders and our associates are all very flexible. We've got a good team in place. And whatever challenge we throw at them, they rise up and they succeed.

Mark Eric Smith Lake Street Capital Markets, LLC, Research Division - Senior Research Analyst

Perfect. You guys talked a little bit about raw materials already, but kind of 2-part question. Anything that you're seeing in gross profit was really strong gross profit margins during the quarter. Any headwinds or potential headwinds that you see there? And then also on your selling expense running at very low levels. How long do you think you can kind of maintain selling at these lower levels, given the strong demand, and I assume the fact that you really just don't need to be promotional to move some of these firearms today?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, that's a big factor for sure. I mean, the promotional environment, you'll recall, we've talked about the January show season promotional programs that we put in place along with many others in the industry. And we also have, in past years, we've put in place interim programs some that would kick off in April or May, some in September. And right now, we're not running any of those programs. So we still got a little bit to fulfill on some of the programs that kicked off in January, but a very small amount. But that's a big impact. And the fact that we're not having to run any of those programs right now leads to more stability in pricing throughout the marketplace as for Ruger products as well as, I think you're going to see that impact on gross margin. So the longer we stay in that decreased promotional environment, the more of a positive impact it's going to have on gross margin dollars.

Operator

(Operator Instructions) I don't see any further questions from the queue. I would like to turn the call back to Chris Killoy for his final remarks.

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Thank you, operator. Bear with me just a moment. I would like to again thank our 1,600 employees for their hard work and dedication during these difficult times. On behalf of all of us at Ruger, I also want to thank all the first responders, nurses, doctors and other emergency and medical personnel who continue to go into harm's way to fight this pandemic and help our fellow Americans who are our most in need. Thank you for attending our conference call and for your continued interest in Ruger. We look forward to discussing our third quarter results in October. Stay safe.

Operator

And with that, ladies and gentlemen, we thank you for participating in today's program. You may now disconnect. Have a great day.

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Briefs are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT BRIEFS REFLECTS THOMSON REUTERS'S SUBJECTIVE CONDENSED PARAPHRASE OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT BRIEF. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©2020 Thomson Reuters. All Rights Reserved.